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Exhibit 5.1

Reed Smith LLP
101 Second Street
Suite 1800
San Francisco, CA 94105-3659
Tel +1 415 543 8700
Fax +1 415 391 8269
reedsmith.com

April 12, 2018

Jaguar Health, Inc.
201 Mission Street, Suite 2375
San Francisco, California 94105

Ladies and Gentlemen:

        This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Jaguar Health, Inc. (f/k/a Jaguar Animal Health, Inc.), a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), for resale by the selling stockholder named in the Registration Statement (the "Selling Stockholder") of a total of 5,154,515 shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"), consisting of (i) up to 4,884,245 shares of Common Stock (the "Shares") and (ii) an additional 270,270 shares of Common Stock (the "Conversion Shares") issuable upon conversion of the Company's non-voting common stock, par value $0.0001 per share (the "Non-Voting Common Stock"), issued to the Selling Stockholder. We are acting as counsel for the Company in connection with the registration of the Shares and Conversion Shares by the Company.

        In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

        This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

        Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been validly issued, fully paid and nonassessable; and (ii) the Conversion Shares have been duly authorized for issuance and, when issued and delivered in accordance with the terms of the Non-Voting Common Stock, the Conversion Shares will be validly issued, fully paid and nonassessable.

Jaguar Health, Inc.
April 12, 2018

        We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ REED SMITH LLP
REED SMITH LLP

DCR/AI

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  Exhibit 5.1